Exhibit 99.1

Transcript of Earnings Conference Call held by Google Inc. on January 20, 2011

Operator

Good day and welcome, everyone, to the Google Inc. fourth-quarter 2010 earnings conference call. This call is being recorded. At this time I would like to turn the conference over to Jane Penner, Senior IR Manager. Please go ahead.

>>Jane Penner

Good afternoon, everyone, and welcome to today’s fourth-quarter and fiscal year 2010 earnings conference call. With us are Eric Schmidt, Chief Executive Officer and Chairman of the Board; Larry Page, co-Founder and President, Products; Sergey Brin, co-Founder and President, Technology; Patrick Pichette, Chief Financial Officer; Jonathan Rosenberg, Senior Vice President, Product Management; and Nikesh Arora, Senior Vice President and Chief Business Officer.

This call is also being webcast from investor.google.com. A replay of the call will be available on our website in a few hours. Now let me quickly cover the Safe Harbor.

Some of the statements we make today may be considered forward-looking, including statements regarding our accepted level of capital expenditures, Google’s future and investments in our long-term growth and innovation, and the expected performance of our business. These statements involve a number of risks and uncertainties that could cause actual results to differ materially.

Please note that these forward-looking statements reflect our opinions only of the date of this presentation, and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. Please refer to our SEC filings for a more detailed description of the risk factors that may affect our results.

Please note that certain financial measures we use on this call such as operating income and operating margin are also expressed on a non-GAAP basis and have been adjusted to exclude charges related to stock-based compensation. We have also adjusted our net cash provided by operating activities to remove capital expenditures, which we refer to as free cash flow. Our GAAP results and reconciliations of non-GAAP to GAAP measures can be found in our earnings press release.

With that, I will now turn the call over to Eric.

>>Eric Schmidt

Thank you very much, Jane, and thanks, everybody, for getting on our call. Your time is very valuable. I’m really glad that you all could join us for our quarterly call as reasonably scheduled. We have jumped on the call to talk about the other announcement of this afternoon, which I think everybody is getting a chance to read.

We have had a very strong quarter and a very strong year, and I think, as our results show today, our outlook is very, very bright. Larry and Sergey and I spend a lot of time talking about how to run everything. The last decade, of course, has been fantastic, and we anticipate this will continue. How can we run the Company even better? And just after a long series of conversations, we decided to make some changes in the way we are structuring, the way we actually operate things.

Historically we have always been running the decisions together, and ultimately it adds delay and so forth in the way we make decisions. It is actually better to clarify it. So the proposal, which we have ultimately now, the Board has completely approved is by elevating me and having Larry running things day-to-day, Sergey focusing on the area that he is going to talk about, we think this has will produce even better success for the corporation. And, of course, we are going to do all of this by April.

So Larry, do you want to introduce a little bit about your thoughts?

>>Larry Page

Well, first, I want to really congratulate Eric. He has done an outstanding job leading Google for the last decade. I don’t think when Sergey and I started the Company, we would have imagined — we could have possibly imagined we would have a better leader for the Company, and we are all in great debt to Eric. And I think the results really speak for themselves. There is no debate about that at all.

And there is really no one else in the universe that could have accomplished what Eric has done. And Eric is really a tremendous leader, and I have learned a ton from him over the years. And I think his advice and efforts going forward as Executive Chairman will be invaluable to me and to the Company as I start this new role.

Google I want to say is just an incredible opportunity. When we started Google, people actually thought we were coming in too late. There were already a lot of other search engines. And the Internet and really people’s computing life is really still at the very early stages, and I cannot be more excited about moving us forward, and we are really only at the beginning. I just can’t wait to get us started.

>>Eric Schmidt

Thank you, Larry. Sergey, do you want to talk a little bit about what you would like to get done in this new structure?

>>Sergey Brin

I would like to first at the outset mention that I have had a great time working together with Larry now for about 15 years and with Eric for about a decade. And both of them have really inspired me and moved me, and I’m looking forward to many more decades of work together.

Now, as we have tried to clarify our respective roles, now I would like to work more on my personal passions, which corresponds of several significant new products that I hope to tell you about in the future. I’m not going to — I know we have been accused of vaporware just recently in the press and whatnot. So I don’t want to repeat that error, and I hope to tell you about them in the future when I’m ready to show you something.

But nonetheless it is really a privilege to work with these two gentlemen to continue to work with them and at this company that I have been really proud to be a part of all this time.

>>Eric Schmidt

Thank you very much. And as for myself, I’m going to get a chance to work on the things that I am most interested in, taking a more strategic view of things. And I’m going to focus on customers, partners, various government communications, external issues more than the internal issues that I have historically been focusing on. So that is a significant, I think, improvement in the kind of things that I can do with my time.

And I want to say very clearly that I believe Larry is ready. He has been working on this area for a long time. His ideas are very interesting and clever, and it is time for him to have a shot at running this and doing it, and I’m sure he will do a fantastic job.

It is interesting that a decade goes by very fast when you work in a partnership as wonderful as this has been, and I’m quite sure that this partnership will continue. We are friends. We are coworkers. We are computer scientists. We have a common vision. I don’t anticipate any material change in any of our strategies or anything. We tend to agree on pretty much everything. But I do believe that as a result of this, we will operate and execute the business even better.

So with that, I thought may be what we should do is have a few questions before we rush off, and then, Patrick, thank you so much for accommodating us on to your call.

>>Patrick Pichette

It is our pleasure. Jay, if you don’t mind, what we will do is we will set up two sets of questions for this afternoon. We will just take a few questions now because we have Larry, Sergey and Eric, and so we will take a few questions. And then after that, we will close that section of the call, let them run back — go back to work, guys — and then we will take the regular call as we usually proceed. So, Jay, if I can ask you to give us the instructions to take a couple of questions for Eric, Larry and Sergey.

Operator

(Operator Instructions). James Mitchell, Goldman Sachs.

>>James Mitchell

Congratulations on the movements, and congratulations on the results. I guess one question I had just stemming from the results rather than from the movements perhaps is when I look at the investments in 111 8th Avenue in New York City, do you feel that Google is now at a point where in order to continue facilitating the growth of the Internet that there will be a land grab for desirable physical locations?

>>Larry Page

I think our primary reason for purchasing the building there was not the Internet structure there, but rather the office space that we really enjoy using. The Internet tenants are great, well-paying tenants. We appreciate having them there. But that is not the primary reason why we purchased the building.

Operator

Spencer Wang, Credit Suisse.

>>Spencer Wang

Just the big picture questions for Eric. You mentioned that one of your areas of focus will be on government outreach, and it seems like Google has may be come under a little bit more regulatory scrutiny over the past several years. So I was wondering if you could just talk a little bit about your strategy with regulators to just ensure that Google can continue to expand as necessary?

>>Eric Schmidt

The simple answer is that we are talking to them. An awful lot of the problems that we have been having are people don’t actually understand what we really do, and what we don’t do and some of our competitors are assisting in that misinformation.

And so part of our core strategy is literally to communicate. So what we are doing is we’re trying to be as transparent and collaborative as possible.

I would tell you very clearly that the regulators have a proper job to do. They are there for a reason, and we respect that. And so far we have been quite successful by just taking the time to get people to understand, and we are sensitive to the close lines where we get too close to something, and we try to stay away from that. So we try to stay well within the safety zone of the way we are operating with respect to the legal issues and the competitive issues. We also argue very strongly that the things we are doing are very pro-competitive, and I genuinely believe that, and I will be telling people a lot of that for a long time I suspect.

Operator

Imran Khan, JPMorgan.

>>Imran Khan

Congratulations to everybody. A quick question. Larry, as you become the CEO, I think, which is a very interesting juncture of Google’s lifecycle and I think there is a lot of questions that we get from investors that the proliferation of social networking and how the traffic — more and more traffic the social networking platforms are becoming. So, as Google gets to the next level, how do you think about the real-time search and the social networking platforms becoming (inaudible) and the Web applications and the mobile apps? How do you think Google becomes the point of place that you can send traffic to other places?

>>Eric Schmidt

Sergey, you have been driving most of this, and may be Larry, you comment as well.

>>Sergey Brin

Yes, I think you pointed out two important trends, I think. One is the notion of real-time, and the other is the broad notion of social in terms of identity relationships and so forth. And I think both of those are very important to search. In fact, you have seen over the past year or so us roll out functionality along those lines.

First of all, of course, we have the real-time updates now built into our search, which includes Twitter and other sources. You have also seen us deploy Social Search, which allows you to find search results that are related to people who you know and friends of their friends and so forth, and you see those right in the main search results of the Web.

But I think this is really just the tip of the iceberg, and I think there is far more opportunity. We have touched just 1% of the capabilities that could be deployed in that realm, and I think you should expect us to continue to develop those kind of capabilities.

>>Eric Schmidt

Larry, did you want to add anything to that?

>>Larry Page

I mean the last part of what Sergey said really resonates with me. I think that there is — if you think about the next five years of what your life will be like online socially and what kind of things the tools will be able to do, we are only at the very, very early stages of that, and I’m incredibly excited about the possibilities.

>>Eric Schmidt

Thank you. I think we have time for one more question, and I will just have a final comment.

Operator

Justin Post, Bank of America.

>>Justin Post

We have noticed a lot of changes on the site moving you farther down the purchasing funnel, and we’ve heard some regulatory pushbacks — so may be this is a question for you, Eric — but also potential some advertiser complaints. So I was just wondering how the changes in your search ad results, are they really driving your revenues and helping drive the strong growth and how are you dealing with advertisers in the regulatory environment on some of those changes that might be replacing some of the functionality of other websites?

>>Eric Schmidt

There is no question that our extraordinary results are partly coming from algorithmic improvements that we do all the time. Our basic strategy, of course, is to have the right ad in the right spot done exactly right every time, and we do literally billions of these everyday. And so that is the great magic of Google, if you will.

We have looked very, very carefully at how we make the decisions as to which ads go where and so forth, and we are pretty happy with the choice that we have made in terms of ranking ads and so forth. There have been some competitor complaints and so forth of that, and we have done a pretty thorough review. But so far we are pretty happy with it, and we think it will pass the necessary complaints and so forth that people are hearing.

>>Eric Schmidt

So I think with that, I think we have sort of run — Patrick is saying we have really run over our time. I really appreciate everybody sort of letting us come in and do this.

I wanted to say to you that it has been a great privilege to be the CEO for 10 years, literally a decade, and a decade is a long time to be a CEO. So I’m very much looking forward to this new role, more strategic role and something where I can work on some new things which I’m excited about. And I’m even more looking forward to working with my literally best friends and partners, Larry and Sergey, and I hope you all understand how powerful this (inaudible) has been and how for us personally and how much it means to us as individuals.

So thank you all, and Patrick, do you want to just sort of takeover?

>>Patrick Pichette

Absolutely. Thank you so much, Larry, Sergey, Eric, to take the time to join us this afternoon. So with that, what we will do is we are going to jump right into it, and we will go to our more regular conversation. So I will start with my opening remarks on the financials. Jonathan is going to give us his read of the year, and then we will be joined by Nikesh for our Q&A section.

So how else to talk about 2010 and Q4 as a phenomenal ending to a very good year at Google. I mean our incredibly strong performance in Q4 and 2010 overall is really a testimonial to the fundamental trends in the digital economy. Those trends they are fueling huge opportunities for innovation, for growth both at Google, but also in the entire ecosystem.

One of these profound trends is the shift from advertising off-line to online, and it continues at quite a rapid clip. And you have seen it fueling growth both in our core search business, but across the board as well. A case in point is revenue growth is in our core accelerated strongly in the second half of 2010, which is really particularly impressive if you think about it, given that in Q4 2009 was itself a very strong quarter.

In additions, investments in our newer businesses, the usual suspects of display, mobile, enterprise, they are also in parallel creating a second powerful growth engine for Google. Jonathan will give you more details on that in a minute. But at a high level, I just want to make it clear that how can we not be happy with the overall performance and trajectories of 2010 and on that basis be excited about our prospects for 2011 and beyond?

So let me turn for the specifics of the performance of the quarter now. Let’s go through our results.

Gross revenue, we grew 26% year over year to $8.4 billion. Our Google websites revenue was up 28% year over year to $5.7 billion, and we saw strength across most major geographies and verticals. Our AdSense revenue was up 22% year over year to $2.5 billion, again with continued strength in our Google Display Network. Our other revenue was up 31% to $273 million. Our global aggregate paid click growth was very strong, up 18% year over year and up 11% quarter over quarter. This is really reflecting, as I mentioned, the accelerating shift of off-line to online. Without a doubt, as each year shows, there is more and more holiday shopping happening online. Our aggregate cost per click growth also was pretty healthy up 5% year over year and 4% quarter over quarter. And note that FX had a negative impact on CPC growth year over year although a positive impact quarter over quarter. Remember, too, that this is an aggregate number, and that includes the dot-com and AdSense properties.

If I turn to our geographic performance, the US and the rest of the world are both growing at a very healthy pace, and our results clearly show that. While the UK continued to lag a little bit in the global economic recovery, revenue from the US was up just shy of 30% at 29% to $4.1 billion. And in our earnings slides that you can find on our investor website, you will see that we have broken down our revenue by US, UK and rest of world to show the impact of FX and the benefits from our hedging program. So I encourage you to go to these slides for the exact calculations.

The international revenue accounted for 52% of our revenue up — or sorry, $4.4 billion and up 25% year over year. And it includes $25 million of benefits from our hedging program, so a relatively small number. Using fixed exchange rates, though, our international revenue would have been roughly $132 million higher year over year. As I said, the UK was a little slower, and it was up 14% year over year to $878 million.

If I turn to expenses, traffic acquisition costs at $2.1 billion or 25% of advertising revenue. Other cost of revenue was $877 million, including stock-based compensation of $45 million. And finally, all operating expenses totaled $2.5 billion, including approximately $351 million in stock-based compensation.

The increase year over year in OpEx was primarily due to our increases in payroll, advertising and promotion spend and professional services. As a result of all of this, our non-GAAP operating profit, which excludes our stock-based compensation, increased to $3.4 billion in Q4, resulting in non-GAAP operating margin of 40%. Our headcount was up approximately 1000 for the quarter, and we ended the year roughly at 24,400 full-time employees.

Our effective tax rate you should note was 19% in Q4, and this reflects the R&D tax credit legislation that passed in December in the US and for which we recognized a full benefit in Q4.

Now let me turn to cash management. OI&E was $160 million per Q4, which reflects the continued good portfolio management performance, and that was offset a little bit by our FAS 133 expenses. For more detail, again, on OI&E, I would just encourage you to refer to the slides of the Company, this call and our IR site. Our operating cash flow was very strong at $3.5 billion for the quarter. CapEx for the fourth quarter was $2.5 billion. I mean obviously significantly above the last quarter, but remember that the majority of this increase was from the purchase of the New York building.

The remaining balance was as usual primarily related to our datacenter and operations. As a reminder, we will continue to make significant CapEx investments, and yet you have another data point to show that they do tend to be lumpy from quarter to quarter depending on when we are able to make these investments.

We are very pleased with our free cash flow, despite having purchased the office building in New York just shy of $1 billion, and the office building is obviously a one-time event.

So, with all this being said, Google is in an excellent financial performance for 2010 with incremental revenue for the year of $5.7 billion and operating cash flow around $11 billion. That is a phenomenal performance. Plus, a digital economy that is clearly on high gear. So why in that context you can understand why we are so optimistic, and it is with confidence that we are pursuing an aggressive growth agenda.

We talk about growth agenda means investing. So here’s a couple of places where we have decided to invest and will continue to invest. First, we talked about the intense competition, if you remember on our last call, for labor. So, as part of the strategy to answer this challenge, we have announced a compensation change in Q4, which will affect all of our employees. We have made two changes to attract and retain the best talent.

First, we raised all base salaries by 10% across the board. In addition to that, we shifted some compensation from bonus into base salary for non-execs — and I repeat for non-execs — which is — which will result for them in more stable income for our employees. And please note that all those changes are really becoming effective on January 1 of this year, so they are not included into our Q4 results.

Remember, also, that with salary increases come ripple effects such as 401(k)s or employee taxes or other that will actually flow through as well. So if that is for compensation, we have also made and continue to make strategic investments in sales and marketing for both new products but also advertiser acquisition. Product areas like Chrome and Chrome OS, which are such a part of our future, follow our core philosophy of building these open platforms with big optionality and creating infrastructure where everybody on the Web can succeed. We will continue to push on those. But also acquiring advertisers will and continues to remain a top priority.

We are also investing in our long-term infrastructure, including both facilities and our core computing network. As you have seen in Q4, the purchase of the New York City office was not only a wise investment, but a clear commitment to our New York City site and, frankly, a reflection of our optimism about our growth prospects.

Investing in innovation is also about making tough choices, and we have made them throughout 2010 as well by choosing to close products or initiatives that were not working as well as we would have liked or just had run their courses. So, for examples, we did shut down the Wave product, and we have also shut down our consumer channel for Nexus in 2010, and also many other smaller projects that we would not talk usually on the call, but things like GOOG-411. And yes, we are investing aggressively but with discipline. Really, as we mentioned in the last call, pouring a lot of resources on what we call our hockey sticks with a clear focus on long-term ROI. And yes, we will continue to invest heavily, but with the same proven discipline and results that you have witnessed from us over the last few years.

So, in summary, we are incredibly pleased with our performance in 2010, optimistic about our trajectory for 2011 and beyond. Accordingly we continue to invest aggressively in a bold innovation agenda.

So with that, I will turn it over to Jonathan to speak about the product milestones in Q4 and 2010, and then we will take it over to Q&A. Jonathan, all yours.

>>Jonathan Rosenberg

Okay. Well, thanks, Patrick.

So we certainly did have a great year at Google, and I would really like to think some of it stems from the unique way that we manage our product and engineering machine. When we hire product managers, they often come in and they ask me, they say, so how do we measure success at Google? And I always tell them it is simple. At the end of the year, we make a list of all of your successes and your failures. You are then measured on the sum of your successes and by how much you learn from your failures.

So, at the beginning of 2010, one of our concerns was that as we scaled, this approach might lead to our being spread too thin. Instead we thought may be we needed to put more wood behind fewer arrows. So we made some changes. And I think they address this concern without actually affecting the basic philosophy of how we have always run product engineering at Google.

So let’s talk about what we changed. At the beginning of the year, we decided to double down on the core. So that is search and search ads, and I think the financial numbers that you guys are seeing today reflect the fact that that was a success bet.

But behind those numbers is a really relentless stream of new features and product innovations. For example, we made a big effort this year to make search more interactive, and you can see that with Google Instant. And then more recently, we made the previews instant as well. And earlier in the year, we launched new user interfaces for both Web search and image search to make it easier and to make it more intuitive to work with the results after you run a search. And we are also making search more intelligent. We made several changes to results. So now you can see things like a concert schedule or the answers to the questions highlighted right in the snippet.

And we are also now starting to roll out place search. So when we know that you’re looking for something that is in the neighborhood like an ice cream shop or something, we will pull reviews, webpages, the address and a photo altogether for you. We also double down on the ad side of the house. In the past year, we have launched several new ad formats which we have told you about — site links, seller rating ads. Recently we just added this product listing ads with photos and prices. It makes sense that if I’m shopping for something like a coffee maker, it is helpful to see more information in the ad.

But the biggest boost of all came from good old-fashioned ad quality improvements. Q4 was our best quarter in years from a quality standpoint. We launched over 20 updates, which led to gains that were nearly double those that we would normally see in a strong quarter.

So although we have been at this for years, we are still finding lots and lots of ways to make ads better.

The other change in 2010 was that several of our new businesses started to achieve escape velocity. And our philosophy is to encourage lots of innovation, and then we feed the winners and starve the losers. And this creates kind of a Darwinian but sort of Googley environment in which new businesses emerge and grow, and in 2010 it is really clear that some new winners started to emerge.

Like display, we now have over 2 million publisher partners. The number of transactions on the DoubleClick Ad Exchange tripled, and publishers who sell their ad space via the exchange are nearly tripling their revenue when the exchange wins the auction. YouTube revenue more than doubled. We began adding features like live streaming to help partners deliver and ultimately, of course, to monetize content in new ways. Enterprise added impressive customers like the US government’s General Services Administration, and we expanded distribution with partnerships like the deal with Softbank in Japan; Android, now activating over 300,000 phones per day. This helped drive a 10X year-over-year increase in the volume of searches from Android devices.

Then finally, in 2010 I think we were more structured in our approach to our business. The product and sales teams are working together more closely than ever, thanks in large part to my buddy here, Nikesh. Patrick’s rigor helped us dynamically reallocate resources and, as he mentioned, cancel a few projects, like Wave and Nexus One direct to consumer that were not achieving their goals.

So what does all this mean for 2011? I think you can expect more of the same. We are going to double down again on the core of search and search ads. We are going to feed the 2010 winners — display, YouTube, enterprise and Android — and we are going to do it all with even greater financial rigor and cross-functional coordination all over the world.

But I’m also excited about the prospect for a couple of our newest businesses, local and commerce. In local, over 5 million businesses have claimed their Google place pages, and we recently started testing a new ad product, which we call Boost, and that gives businesses a really easy and fast way to promote themselves online and to connect with the people who are searching for them.

In commerce we are investing a lot to close the loop from online to off-line shopping. I think I have mentioned on four different earnings calls in the past couple of years the key to unlocking mobile commerce was to make it easier for people to both search and then to consummate their transaction from their mobile device. Someone on my team actually counted back on the calls, and it was four times. I think as smartphones become ubiquitous and local businesses put their inventory online, I think this is the year where phones will play the big rolling commerce that I have long predicted.

There will be some important differences in 2011. We will invest in hiring even more product managers and engineers. We are going to give them greater autonomy, and we are going to push them to work faster. In fact, we are asking everyone here to do more and to do it faster.

Through the year, we will tally our successes. I’m sure you all will probably remind us of any failures so we can keep learning from them. I hope you all now better understand our sense of optimism from a product perspective for 2011. I’m confident you guys will help us keep track of how this year’s product efforts play out on the important scorecard of financial progress.

Thanks a lot and back to Patrick.

>>Patrick Pichette

Thank you, Jonathan. Now Jonathan and I have made a nobel attempt on the back of the big announcement of today to keep your attention over the last 10 minutes. So I hope that you will have taken all the notes that you had to. And now what we will do is we will turn it to Jay. Nikesh is joining us, so he is getting set up in his chair with his phone, and we will turn it over to Jay, and we will go through the Q&A section of this call.

Jay, give us the instructions, please.

Operator

(Operator Instructions). Ben Schachter, Macquarie.

>>Ben Schachter

Congratulations on the quarter and the year. Jonathan, I want to ask you a question about mobile and specifically how Google thinks about the differences between tablet users and smartphone users and how those differences are really influencing the high-level view of how you are viewing the overall evolving mobile market? And then Patrick, if you could just address the sales and marketing line, which I think was somewhat unexpectedly high? Thanks.

>>Jonathan Rosenberg

Sure. We can take that in order. I will go with the first question. I think it is probably easier to talk about initially how tablets and smartphones are similar. Right? Both of them are growing at a terrific pace. As is the case with mobile, what we see on these devices is that search usage on the tablets tends to peak on the weekends, and it dips on the weekdays. So it is generally complementary to desktop, which we have talked about before. What does that suggest? May be that people are using them more for personal usage as opposed to business.

We do see on tablets the weekend peak is a little bit more pronounced than it is on phones. I think that is probably the case because people pretty much always carry their smartphone during the week. Some of the bigger differences, the tablet users tend to search more for things like news, and they tend to do more shopping-related topics when you compare them to smartphone users. I think there is some anecdotal data that they may convert better, but I have not actually been through all of that in detail. I tend to think that the tablets behave a little bit more like desktop devices than do smartphones because it is a little easier to input information into them like a credit card.

I think the other major difference is the UI approaches are different, apps. Like the Gmail app for the tablet is more designed for the big screen. So I think they are both taking off, and the revenue from tablets, as well as smartphones, reflects that. Patrick?

>>Patrick Pichette

Alright. I will take the second question. If there is a good proof that we just don’t kind of like streamline our lines in terms of expenses but we go opportunistically in a smart move, I think sales and marketing is a great example of that. And then if you think of the last 12 months, what we have clearly shown is how much in high yield is the digital economy?

And when that opportunity shows up, we just needed to jump on it and decide to fuel it. And on the marketing side and even on sales, I mean I will ask Nikesh to give you a bit of color on the sales side. But, on the marketing side, when you have big platforms like Chrome and Chrome OS that can and will be incredibly successful if promoted, why wouldn’t you do it now? Why — I hear from the financial community, the other side, which is, what are you doing with your money? Well, we have great opportunities. Why wouldn’t we jump on it with this kind of market? And on the sales side, Nikesh, you could probably give a color commentary as well.

>>Nikesh Arora

Thank you, Patrick. Hi, guys. I think what is important here to understand, we decided to put our foot to the pedal last year. And there was an area of our customers that advertised we decided to continue to put more focus on, which is the small to medium-sized advertisers. Because that is where a lot of our growth engine is going to come from in the future. And effectively a lot of the sales costs there are advertiser acquisition costs. Because as long as we bring them into our system, they stay there for a while, and they continue to work with us and continue to generate more revenues. And some of the revenue performance you are seeing has been across the small channels, the mid-tier channels, and that investment is already beginning to bear fruit.

Operator

Mark Mahaney, Citi.

>>Mark Mahaney

If I can ask a question on the local advertising play, it sounds like you have got a couple of products you have been working on rolling out for a while. I think you also may have attempted an acquisition intra-quarter. Can you may be quantify the opportunity for us? Is this something that has always been a part of the buildup plan? Is there something you saw in the last 12 months that really indicated that this was the time to accelerate the efforts against local advertising? And then do you already feel like you have got all the assets now in place, or are you still going to look for more assets in order to have that play viable?

>>Patrick Pichette

Let me just, as a preamble, we do not talk about M&A. Local has always been part of our strategy. And Nikesh can talk about the initiatives or just about the initiatives we are doing there in terms of the boost in the products that you have or may be, Jonathan, the Boost products. And just it is one more of the initiatives we have in local. But local is just to kind of give a sense of framework. It is one out of every five searches have some form of local kind of tendency or factor. So it is not kind of a side event for us. Jonathan?

>>Jonathan Rosenberg

Sure. I think we have been very focused on local since going all the way back to may be my second year when we acquired Keyhole here with Google, which was basically the original company that built Google Earth. And really the idea was that ultimately the Web should be this virtual mirror of the world at all times. And that mirror of the world becomes much more useful when it is more relevant, and it is more relevant to the users when you get everything organized around places in the physical world.

And I think the other thing which has come into play more recently is that technology has made it possible through the use of GPS and smartphones for us to understand where you are. And so I think what we have recognized more recently is that because smartphones have become deployed more aggressively, that we can supply you with relevant information about the places that you are near with the appropriate contextual-oriented search. So if you’re at a restaurant, you want to pull up a menu. You don’t want just the menu that the waiter handed you. You want the one in there that has the reviews and the picks from your friends.

So I think what has basically changed over the course of the last year is it has become easier for local businesses to identify themselves in context on Google, and it has become easier for us to find out where you are. And then, of course, we have mapped that with Nikesh’s team, which is working on selling Boost and tags and some of the other ad formats that we have developed specifically for local.

Operator

Doug Anmuth, Barclays Capital.

>>Doug Anmuth

Patrick, can you talk a little bit more about your thoughts simply just around the New York headquarters? I think this is the first time where you have actually really come out and confirmed the purchase. And why do you need to own the New York headquarters rather than getting access to it in some other way? And why is this a good use of capital?

And then secondly, can you just talk just following up on local, discuss whether you really are building out more of a local salesforce in addition to obviously the local products themselves?

>>Patrick Pichette

I will take the first, and then I will let Nikesh talk about the initiatives we are doing on the local side. We have 2000 employees on-site today in New York. And our business and our engineering center — it is a big engineering center, by the way, not only a big kind of sales center, but it is a big engineering center.

So if you think of the Eastern hub being that place, with 2000 and growing at the pace at which we are growing, it is actually very difficult to find in New York a place that would accommodate that number of employees in an environment that fits Google’s standards and Google’s needs. We do not — I mean we actually believe that living in a tower where there is a very small footprint on a floor to floor is terrible for the Google culture.

So there’s very few buildings in New York that actually can accommodate our needs. Replacing that building for us or moving out of there would actually be probably very difficult to find another place and then be prohibitively expensive.

And then finally, it gives us a lot of control over growing into that space. So all of this to say on top of what we believe will be — is a very good investment. So for all these reasons, coming back to the previous, it is not about carrier hotel owning. It really is about the Googleyness. So for all these reasons, I think it did make sense, and we called it a one-time item because it just fitted so well our strategy.

For the local salesforce, I will turn it to Nikesh to give you a bit more details on our strategy.

>>Nikesh Arora

I think it is important to understand that local the way you define it actually ends up in three different interpretations. One is we always had local features to our AdWords products. You can always localize your advertising towards users who are in certain areas, certain territories. So you always had the ability to localize.

The other thing we have done in local is the way I think local is sometimes synonymous with smaller advertisers and smaller territories. And towards that end, we have created a more simplistic set of products around Tags and Boost, which is more and more able to those advertisers, they don’t have to do a lot of work. Sometimes they don’t even have their own website, and that allows them to still participate in the online economy.

And the third is that we have for the longest of times had partnerships with other companies who have been selling advertising on our behalf to smaller advertisers, be it in small, local areas, or we have been using other partners who will use their salesforce. It has brought on smaller advertisers for us. So we are going to use a combination of all these three efforts to continue to pursue our local strategy going forward.

Operator

Brian Pitz, UBS.

>>Brian Pitz

Patrick, would you give us a rough organic revenue growth rate, excluding acquisitions? And then secondly, a question on ads. Are you guys seeing any competitive share shifts in dollars from search or display towards other social platforms or applications?

>>Patrick Pichette

So on the second one, I will let Nikesh give you a sense. On the first one, I don’t have the breakdown. We don’t provide the breakdown. But I can tell you that all of our core properties are growing very well. And not only our core properties, but also our new growth businesses as well. When you look at the numbers for just the Google.com growing year over year, 28%, how can you not be happy with that kind of performance? And so overall we are very pleased with our growth rate of revenue. I will let Nikesh talk about the second piece.

>>Nikesh Arora

I think it is important to understand that search for the longest of times has been performance advertising, and so has a large chunk of display been performance advertising. So the newer players you are talking about are sort playing the brand display space. So overall, if you look at it, the stronger trend is shift of brand dollars from the off-line world into the online world, and can you shift some of those dollars, sales and marketing dollars, into performance-based advertising? So we are seeing that shift both on our search side, we are seeing that shift on our display side, but also seeing some brand dollars on the search side and some brand dollars on the display side.

So I think it is more than fair to say that right now the bigger trend is the shift from off-line to online, and there has been less of an allocation of shift within the online world. Because all these measures, all these means are measurable, and you are seeing better ROI for these measurable events in both on-performance display and performance search. So that is what the trend is.

Operator

Ross Sandler, RBC Capital Markets.

>>Ross Sandler

Two questions. First, Patrick, a question on the display business. If you look out and analyze the financial statements for just about any publicly traded ad network out there, these businesses seem to peak out and the operating margins seem to peak out in the 20% to 25% range. Do you think there is anything structurally different about Google’s approach in the display business that could allow Google to achieve higher operating margins, or is that just the peak for that kind of business model?

And then, Nikesh, just a quick question on the ROW acceleration. So 31% year over year. Can you talk a little bit about which regions that is coming from, or is it across the board, and is there any acceleration from new revenue areas like display, or is it just the core search business?

>>Patrick Pichette

On the first one, let me answer the display, and then I will let Nikesh talk about the performance worldwide.

I think in display the most fundamental issue is, if you are on your own network or if you’re optimizing for other’s network and participating in others network. So if you think of YouTube, it is our own property, and therefore, you have a completely different set of economics. And so you just got to make sure you don’t compare apples and oranges. So one obviously has a much higher margin than the other. And the question then is the mix. So if you think of us in display where we have the whole suite of services from what used to be Teracent and all the other pieces, then you have the mix of properties, and that is how you have to think about it.

In terms of geographic split and performance, I will let — it is a fantastic story. So why don’t I let Nikesh give you the color commentary on it.

>>Nikesh Arora

Just before this adding to what Patrick said on the display side, I think it is also important to understand the contribution of the Ad Exchange. It basically allows you to bring buyers and sellers together, and we are seeing a serious uplift for people who are participating on the Ad Exchange in terms of revenues.

So, you know, whilst your traditional display business you might be seeing margin profiles are different — and I cannot predict future margin profiles — but clearly there is an uplift and a benefit to advertisers who participate in the exchange. So that has also been beneficial.

>>Patrick Pichette

Put it differently, we have three sources, Nikesh, because you have to add the Ad Exchange on top.

>>Nikesh Arora

Yes. So, in terms of the sort of rest of the world performance, I think there are some things notable this quarter in addition to our usual stalwarts where the US continues to be strong and the rest of the world is strong. Germany has maintained its strength because of its economic development, which has been different from the rest of Europe. So that has showed up in our results as well. I’m very particularly excited about some of the turnaround we have achieved in Japan because we have been putting in a concerted effort over the last many months to try and put an aggressive foot out in the marketplace in terms of bringing in more partners, more advertisers and generally upgrading the entire effort in Japan from our side. So we are seeing the results of that.

In addition to that, some of the commodity markets, markets where commodities are strong — Brazil, Australia, some of those — have been strong in general. The UK continues to be weak, as you noticed. But that is a very strong market for us; it is a big market for us as well.

>>Patrick Pichette

In closing on that topic, I think it is worth noting, if you do your financial math and you move rest of world into constant FX, so if you take out the fact that we add crosswinds year over year, in fact, our growth rate for rest of world is over 30%. It is 31%. So, again, very good momentum there.

Operator

Scott Devitt, Morgan Stanley.

>>Scott Devitt

Paid click growth on a percentage basis was the highest rate in two years. You mentioned a few things on the call — better ads, better targeting, even local monetization. I was just wondering to what extent some other factors came into play as well, particularly Google instant and the rollout of that product, as well as the incremental nature of smartphone and tablet queries?

>>Patrick Pichette

Okay. So I think that for paid click growth, you really have to look at a couple of factors. I just want to start by debunking a myth on Google Instant. Everybody seems to have — there is kind of a buzz out there that Google Instant is the driver for a lot of the revenue growth. And, in fact, Google Instant is neutral. It is not making any significant contribution to our revenue growth.

What is really making the contribution is that there is really our growth is driven by three interdependent drivers that are all acting and fielding together. One is clearly the strength of the economic recovery and the consumer shift online. And you can look ever since Thanksgiving and you have seen it from external sources as well, people have moved online. In addition to that, we have a second compounding factor pounding on it, which is platforms are changing. The use of mobile phones, iPads, you know instant search, too, but also GAO. The fact that you get each instant location. You can get coupons. All these things from a platform perspective are driving it on top of it.

And then finally, it is true that Jonathan’s team’s fantastic job at making great ads tuning and monetization like the Visible URL — and, Jonathan, you may want to take a second to talk about this URL — it is those factors that are really driving the CPC growth and the click-through rate growth rather than instant search.

So I just want to be clear because I know there is a rumor on the street running that it’s all about instant search. And instant search is about the user. It is people spending 10% faster. That is a huge number, 10%, and that is why we did instant search. So may be Visible URL is a good example that you want to talk about, Jonathan.

>>Jonathan Rosenberg

Yes, sure. I guess other than the ad’s quality improvements, which I can cover in a second, I think the only other area that Patrick did not cover would basically just be the new ad formats, all of which are boosting click through rates. And I mentioned those in my prepared remarks, the product listing ads more, recently offer ads, coupon-based ads. The seller ratings, which we have also launched, have significant impact in click-through rates, as low as does site link.

But I think that probably the most significant thing in terms of what impacted the whole ad area this quarter was this concept that we call visible URL. And basically what we did was on the top ads we moved the advertiser’s URL down to its own separate line below the creative rather than having it be part of the creative. And that obviously made it easier for people to see where they will go if they click. It is actually a little bit of an interesting story. I will give you some of the background on this because I think this is by far the most significant change that we have from an ad’s quality perspective in a very long time.

It turned out early in the quarter some of the engineers in Japan noticed that it was really hard to recreate it because we actually had the ad’s URL, which was in Latin characters mixed in with the ad creative, which was in Kanji. And it did not really take brilliant research to figure out that human perception gets really confused when characters switch like that in the middle of a sentence. People just sort of skip the whole sentence. And if they skip something, that is sort of really bad when that sentence is a text ad.

So we ran this experiment in Japan, and we moved the URL down to its own line, and click-through rates went up dramatically. So we launched that feature pretty expeditiously in, I think, Japan, China, Korea and Russia. And then what happens is the engineers kind of said, well, hey, just for fun, let’s try that in the rest of the world. And we actually did not expect so much because we did not have the same dynamic of Latin characters versus Kanji, but it turned out that people skipped sentences with long unusual words in it. So people were tuning out that line, and we quickly launched this feature globally. It was one of the fastest things that we ever launched after the ad testing. I believe we launched it right around Thanksgiving. And that had a very significant change in the clicks that we saw in the course of the quarter.

>>Patrick Pichette

So just to close on that, just to kind of say, it is — and I know that Jonathan has used that trumpet a number of times in the past — but it just continues to illustrate how much more innovation there is left in both formats and in just all of the things that we do in terms of innovation in the ad space.

Operator

Jeetil Patel, Deutsche Bank.

>>Jeetil Patel

If we look at your the revenue line from a customer base standpoint whether it is Fortune 500 or Ad Age 100 versus Internet pure-play endemics, and then the small to medium-sized business category, I guess the SMB category was weaker as opposed to during the credit crisis and had a hard time coming back. I’m curious as to your thoughts as to how it is coming back today? Do you think there is a different way of approaching that SMB market as you look ahead into this year and going forward in terms of products or may be ways to help drive leads or sales for that segment of the market?

>>Patrick Pichette

I will let Nikesh answer that question. Just one point of clarification on your statement, though. And during the recession a couple of years ago, I think you mentioned that we thought that SMBs were kind of going down. And in fact, Nikesh will clarify that, they were going the other way. So Nikesh, I will leave it to you to answer the question.

>>Nikesh Arora

I think the important thing to understand is that we are seeing such a disproportionate amount of strength from the very large advertisers across the board. Because effectively what is happened over the years is that they have gone out and really strengthened their e-commerce offerings. They have gotten their act together. They have got all the logistics in place. Given that this was the quarter of Christmas and Thanksgiving, you saw tremendous amounts of strength from large advertisers wanting to play against the pure-play Internet players.

Now, in addition to that, what has also happened is we have put in efforts over the last six months on the SMB and midmarket side. On the midmarket side, we have basically gone ahead and adopted a higher touch strategy, i.e. we spent more time on the phone with our customers. We even go and visit some of our mid-tier customers because to be fair over the years they have grown to be larger mid-tier customers than they used to be in the past. So we have put in sort of a conscious higher touch strategy.

And last but not least, with the smaller advertisers, we are working very closely with our product team and Jonathan and his team to try and look at various systemic and algorithmic improvements we can make working with them in large direct marketing campaigns where we can continue to reduce churn in that area and continue to acquire more, which is related to the earlier comment on slightly higher sales spending on trying to acquire smaller advertisers. So we have that source across the board, across all three categories. We don’t think that effort is done and fully over with.

>>Jeetil Patel

Do you think the business model or pricing model has to be different there whether it is percentage of sales or some other kind of approach to going after the spend in that segment?

>>Patrick Pichette

I think to be fair, if you look at some of the simplification we have done on the AdWords side on our local products, which is another way of thinking about smaller advertisers, that is a way to create a simpler product for them where they don’t have to put in a lot more effort or we have things like keyword less ads so they don’t have to go ahead and work towards creating keywords or we have to go out — on the display side, we have got contextual targeting where we can create ad groups very, very quickly.

So we may continue to make product improvements which allow things to become more and more simple so advertisers can go and do their daily business as opposed to spend time understanding more complicated stuff on our side. So yes, you are right. They are different, simpler products we create for them which has slightly different pricing so that they can continue to participate in the online economy.

Operator

Jason Maynard, Wells Fargo Securities.

>>Jason Maynard

I had a question just on the mobile business. Last quarter obviously saw some increased momentum. I’m curious just from a pricing perspective what you’re starting to see from advertisers, and what kind of progress did you see over the last 90 days? And may be more importantly, as [NFC] starts to become more prevalent in smartphones, I mean how do you think that changes the dynamic in terms of what type of effective monetization you are going to see from the local commerce side?

>>Patrick Pichette

So let me give you just a few statistics to continue to keep the context. Mobile search grew 4 times on mobile devices with Web browsers in the last year. So there is no doubt that this market is just absolutely cranking. And there is a lot of work — and I will let Jonathan talk about it — about how ad formats are still kind of nascent and building both on the display side and on the regular side, and we see a lot of upside.

Jonathan, you probably want to cover those.

>>Jonathan Rosenberg

Yes. You know we don’t really actually break out the details in terms of the exact differences. Certainly the click-to-call ads are generating millions of calls every month. A lot of advertisers are running these campaigns. I think one you can see if you try it is DirecTV.

We did launch a call only option where the only clickable link in the ad is actually a phone number, which not surprisingly substantially increases the click-through rates on mobile devices. And we have extended some of the desktop formats pretty successfully to mobile. Site links is one. If you try a query on Oakley, you will see one. If you try seller ratings on something like running shoes. So I think there is a lot more to learn there. But the advertisers are very excited and engaged.

At the moment I don’t have any specific comments on [NFC], other than to go back to the statements that I made in previous calls, which is when people are completing transactions with these devices, it becomes much more trackable and obviously significantly more valuable.

Operator

Steve Weinstein, Pacific Crest.

>>Steve Weinstein

First, you commented that you were going to be shifting more compensation to base pay from bonus. I was wondering if you could let us know what the ratio had been historically as far as those two components of comp?

And then finally, obviously the acceleration in all the metrics is pretty exciting and pretty positive for the outlook. I was wondering if you could help us understand, though, how much acceleration is happening within the core business and how much of the acceleration is may be some of the newer businesses really starting to get some scale and may be tipping the overall momentum in the business?

>>Patrick Pichette

Thank you for the question on compensation, first. As I said, we raised all salaries. So if you think of financial modeling for a second, all salaries have been raised 10% across-the-board January 1. And that has a ripple effect on the kind of ripple effect of the employee taxes, 401(k)s and all the rest of the benefits.

It will also impact obviously everybody that we will bring on this year as well. So, as we bring in new people, they are costing us now slightly more.

In addition to that, what we have done is part of the bonus is kind of calculated. Without giving you the exact number, we had two components to our annual bonus, one which is a company multiplier and one which is an individual multiplier. And what we have done for the non-execs — because we want execs to actually continue to be treated differently, the non-execs are treated in that what used to be the Company multiplier, which they did not really have a lot of influence on, we shifted over to base pay. And their individual multiplier component of the bonus continues to be a very directly involved into their calculation of their personal bonus.

So by shifting that Company multiplier, which they did not have a lot of influence on, it just moves it into more predictable cash flows for them all through the year rather than waiting for the end of the year. That was the rationale for doing it.

In terms of revenue growth, I mean last quarter we gave two indication points on display, on mobile. We have talked about the fact that our core — if you look at our enterprise business of 30 million users, 3 million businesses on apps, the kind of magnitudes of numbers we are talking about in each of our growth areas whether it be mobile, whether it be Android, whether it be YouTube, where we continue to have YouTube, right? I mean to give you a snippet — YouTube’s revenue more than doubled in 2010.

So that is why we are optimistic across the board, and that is why we are very kind of open about the fact when you have such a digital economy running in high gear, why don’t you take the opportunity to invest at the time where it is actually transforming itself, and that is what we are doing. And we are delighted, in fact, to continue to push hard on that. And that’s what you see also in sales and marketing.

So thanks for your question.

With that, let me reiterate. And so to them, thank you so much for your fantastic efforts in 2010. We are just set up for a fantastic 2011, again.

With that, I will let Jay close the call.

Operator

That does conclude today’s conference. We thank you for your participation.